Exhibit 10.19

PROMISSORY NOTE

$125,000.00	Tucson, Arizona
December 19, 2003

                FOR VALUE RECEIVED,  Old Tucson Corporation, an Arizona corporation (“Maker”) promises to pay to the order of Public Media Works, Inc., a Delaware corporation (the “Holder”) the principal sum of One Hundred Twenty-Five Thousand Dollars and 00/100ths ($125,000.00) with interest from the date hereof on the principal balance from time to time outstanding as hereinafter provided at the rate of four percent (4%) per annum.  The principal balance hereof, together with any accrued and unpaid interest hereon, shall be due and payable in full on or before June 20 2004 (the “Maturity”).

                Interest shall be computed on the basis of a 365 day year.  Each and every payment made hereunder shall be first applied to costs, expenses and fees, if any, then to interest due, and then to the reduction of the principal amount hereof.  All payments shall be in the lawful money of the United States of America.

                The Maker shall have the option to prepay this Note, in full or in part, at any time without penalty.

                This Note and any renewal or extension hereof is secured by a Collateral Stock Pledge Agreement (the “Pledge Agreement”) of even date herewith by and between the Holder and Helaine Levy, Dana Pitt, Tracy Pitt and Lindsay Pitt (“Pledgors”).   The Pledgors have not and do not personally guaranteed this Note.  The obligations of the Maker under this Note are limited to the collateral pledged in the Pledge Agreement and the Holder shall have no recourse against the assets of OTC upon a default of this Note.

                Maker agrees that (a) Maker will pay all costs and expenses of collection of this Note, including reasonable attorneys’ fees; (b) if the interest is not paid when due, it shall become a part of the principal and thereafter bear the same rate of interest; and (c) at the option of Holder and without limitation to the occurrence of the following events, the unpaid balance of this Note shall become due and payable with interest thereon after the date of exercise of such option until paid:  (i) upon default in payment of any amount due hereunder if not cured within five (5) days after written notice; (ii) if default be made in the performance or observance of any of the covenants, promises or undertaking of the Pledge Agreement; or (iii) in the event of attachment, execution, levy or assessment of tax deficiencies issued against any of the property or assets of the Maker.

                Failure of the Holder to exercise any option hereunder shall not constitute a waiver of the right to exercise the same in the event of any subsequent default, or in the event of continuance of any existing default after demand for strict performance thereof.

                Notwithstanding any provision herein or in any instrument now or hereafter securing this Note or in any related document, the total liability for payment in the nature of interest shall not exceed the limits imposed by any applicable usury laws.  If the Holder receives as interest an amount which would exceed such limits, such amount which would be excessive interest shall be applied to the reduction of the unpaid principal balance and not to the payment of interest; and if a surplus remains after full payment of principal and lawful interest, the surplus shall be remitted to the Maker by the Holder and the Maker hereby agrees to accept such remittance.

                The Maker waives grace, demand, notice, diligence, presentment, notice of protest and dishonor and all other notice and formalities.

                This Promissory Note shall be construed according to the laws of the State of Arizona.

                IN WITNESS WHEREOF, this Promissory Note has been executed as of the date first written above.

OLD TUCSON CORPORATION

By:	HELAINE LEVY
Its:	PRESIDENT